UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Whiting Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	20-0098515
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 Lincoln Street, Suite 4700 Denver, Colorado	80203-4547
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

On March 26, 2020, the Board of Directors of Whiting Petroleum Corporation (the “Company”) declared a dividend of one preferred share purchase right (a “Right”), payable on April 6, 2020, for each share of common stock, par value $0.001 per share, of the Company outstanding on April 6, 2020 (the “Record Date”) to the stockholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Section 382 Rights Agreement (the “Rights Agreement”), dated as of March 26, 2020, between the Company and Computershare Trust Company, N.A., as rights agent.

Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred Stock, par value $0.001 per share, of the Company (the “Preferred Shares”) at a price of $7.00 per one one-thousandth of a Preferred Share represented by a Right, subject to adjustment.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01 and 5.03 of the Company’s Current Report on Form 8-K filed on March 27, 2020 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2.	Exhibits.

Exhibit No.	Description of Exhibit

3	Certificate of Designations of Series A Preferred Stock of Whiting Petroleum Corporation (incorporated by reference to Exhibit 3 to the Company’s Current Report on Form 8-K filed on March 27, 2020).

4	Section 382 Rights Agreement, dated as of March 26, 2020, between Whiting Petroleum Corporation and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4 to the Company’s Current Report on Form 8-K filed on March 27, 2020).

99	Press Release dated March 27, 2020 (incorporated by reference to Exhibit 99 to the Company’s Current Report on Form 8-K filed on March 27, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Whiting Petroleum Corporation

By:	/s/ Correne S. Loeffler
	Name:	Correne S. Loeffler
	Title:	Chief Financial Officer

Date: March 27, 2020